Stikeman Elliott LLP     Barristers & Solicitors
1155 René Lévesque Blvd. West, 40th Floor, Montréal, Quebec, Canada H3B 3V2
Tel: (514) 397-3000 Fax: (514) 397-3222 www.stikeman.com

April 25, 2016

Sphere 3D Corp.
240 Matheson Boulevard East
Mississauga, ON L4Z 1X1
Canada

Dear Sirs/Mesdames:

Re:	Registration of 7,287,679 common shares of Sphere 3D Corp.

We have acted as Canadian special counsel to Sphere 3D Corp., a corporation amalgamated under the Business Corporations Act (Ontario) (the "Company"), in connection with a registration statement on Form F-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on April 13, 2016, as amended on or about the date hereof, relating to the offer and sale of 7,287,679 common shares (the "Warrant Shares") issued or issuable upon the exercise of outstanding warrants (the "Warrants") of the Company in accordance with (i) the Warrant Certificate No. 32 for the purchase of 7,199,216 common shares, dated March 25, 2016, issued to MacFarlane Family Ventures LLC (the "MacFarlane Warrant Agreement"), and (ii) the Representative's Warrant Agreement for the purchase of 88,463 common shares, dated January 15, 2016, issued to Ladenburg Thalmann & Co. Inc. (the "Ladenburg Warrant Agreement", and collectively with the MacFarlane Warrant Agreement, the "Warrant Agreements").

Of the 7,287,679 Warrant Shares, 3,031,249 Warrant Shares have been issued through the partial exercise of the warrants under the MacFarlane Warrant Agreement (the "Issued Warrant Shares"). The remaining 4,256,430 Warrant Shares are issuable upon the exercise of the warrants under the Warrant Agreements (the "Issuable Warrant Shares").

For the purposes of this opinion, we have examined and relied upon copies of the Registration Statement and the Warrant Agreements. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the "Corporate Documents"):

(a)	the certificate and articles of amalgamation of the Company;

(b)	the by-laws of the Company;

(c)	certain resolutions of the Company's directors; and

(d)	a certificate of an officer of the Company (the "Officer's Certificate").

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for the opinions expressed herein. We have relied upon the Corporate Documents without independent investigation of the matters provided for therein for the purpose of providing our opinions expressed herein.

In examining all documents and in providing our opinions expressed herein we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(e)	the certificate of amalgamation of the Company is conclusive evidence that the Company is amalgamated and existing under the Business Corporations Act (Ontario); and

(f)

all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Company including, without limitation, the Officer's Certificate, are complete, true and accurate.

Our opinions below are expressed only with respect to the laws of the Province of Ontario (the "Jurisdiction") and the laws of Canada applicable therein. Any reference to the laws of the Jurisdiction includes the laws of Canada that apply in the Jurisdiction.

Our opinions are expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee, or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion, nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Where our opinions expressed herein refer to the Warrant Shares to be issued as being "fully-paid and non-assessable", such opinion assumes that all required consideration (in whatever form) has been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based and relying upon the foregoing, we are of the opinion that:

(a)	The Issued Warrant Shares have been validly issued by the Company as fully paid and non-assessable.

(b)	The Issuable Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreements, will be validly issued as fully paid and non-assessable.

This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Warrant Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus dated on or about the date hereof included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours truly,

/s/ Stikeman Elliot LLP